Exhibit 99.1

Media Release

OTTAWA, April 4, 2017

Mitel Appoints Todd Abbott as EVP Global Sales

Industry Veteran Joins Mitel to Enable Global Sales Strategy

Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in enterprise communications, today announced the appointment of Todd Abbott, a seasoned executive and industry leader with over 30 years of technology and business communications experience, to oversee the global sales operations at Mitel. Based in Dallas and reporting to Mitel CEO Rich McBee, Abbott assumes executive responsibility for Mitel’s global cloud and enterprise sales organizations and channel programs.

As part of Mitel’s ongoing strategy to expand its customer base as market consolidation and new applications technologies rapidly change the landscape, Mitel’s current Executive Vice President and Chief Sales Officer Graham Bevington, moves to a newly created role as Executive Vice President of Business Development. Graham will work directly with the CEO to drive the company’s M&A strategy and funnels, and to focus on nurturing strategic partnerships with key large enterprise and business customers.

Abbott joins Mitel following a career spanning senior sales positions at Cisco, Symbol Technologies, Seagate Technologies, Avaya and Sonus Networks. Having lived in and managed organizations across Asia and Europe, Todd also brings to the position significant experience in developing global markets.

Quotes

“Mitel’s unique ability to provide customers – ours or our competitors—a seamless path to the future is the foundation of growth and success for customers, partners and Mitel,” said Rich McBee, CEO, Mitel. “Todd’s sector knowledge and international sales experience will be an integral part of how we grow Mitel in 2017 and beyond.”

“Cloud enabled communications and collaboration is intrinsic to digital transformation in the enterprise,” said Abbott. “Mitel is in an excellent position to ensure organizations get the most out of their communications to boost productivity and drive revenues. I’m delighted to be a part of that success.”

About Mitel

A global market leader in enterprise and mobile communications powering more than two billion business connections, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

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MITL-C

Media Release

Contact Information

Media – Americas Camille Beasley 469-212-0433 camille.beasley@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com	Industry Analysts Denise Hogberg 469-212-0434 denise.hogberg@mitel.com